    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                            ------------------------

                          AMERICAN PHOENIX GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            13-3768554
            (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
          OF INCORPORATION OR ORGANIZATION)

                            ------------------------

               930 EAST ARQUES AVENUE                                  DANIEL A. FRANCE
             SUNNYVALE, CALIFORNIA 94086                            930 EAST ARQUES AVENUE
                   (408) 523-8000                                 SUNNYVALE, CALIFORNIA 94086
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                    (408) 523-8000
   INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  EXECUTIVE OFFICES)                  NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                           RICHARD F. HOROWITZ, ESQ.
                             IRVING ROTHSTEIN, ESQ.
                         HELLER, HOROWITZ & FEIT, P.C.
                               292 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED        PROPOSED
                                                                    MAXIMUM         MAXIMUM
             TITLE OF EACH CLASS OF               AMOUNT TO BE   OFFERING PRICE    AGGREGATE       AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED     PER SHARE(3)      PRICE(3)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock(1).................................    1,850,005       $3.15625      $ 5,839,078      $1,769.42
Common Stock Purchase Warrants(1)(2)............    6,149,018       $.65625       $ 4,035,293      $1,222.82
Common Stock(2)(3)..............................    6,149,018        $3.75        $23,058,817      $6,987.52
----------------------------------------------------------------------------------------------------------------
Total Registration Fee..........................                                  $32,933,188      $9,979.76
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) To be offered by selling security holders, at their discretion, from time to time beginning from the effective date of this Registration Statement, at prevailing market prices at time of sale.

(2) Pursuant to Rule 416, there is also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(3) Represents shares of Common Stock underlying the Common Stock Purchase Warrants.

(3) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price per share is estimated based upon the closing price on January 27, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            KUSHI MACROBIOTICS CORP.

            CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED THEREIN BY ITEM 1 THROUGH 13 OF FORM S-3

                REGISTRATION STATEMENT                         PROSPECTUS CAPTION
                   ITEM AND HEADING                                OF LOCATION
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover
  2.  Inside Front and Outside Back Cover Pages
      and Prospectus.............................  Inside Front Cover Page
  3.  Summary Information, Prospectus Summary and
      Ratio of Earnings to Fixed Charges.........  Outside Front Cover, Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Not Applicable
  6.  Dilution...................................  Not Applicable
  7.  Selling Security Holders...................  Selling Security Holders
  8.  Plan of Distribution.......................  Cover Page, Plan of Distribution
  9.  Description of the Securities to be
      Registered.................................  Not Applicable
 10.  Interest of Named Experts and Counsel......  Not Applicable
 11.  Material Changes...........................  Not Applicable
 12.  Incorporation of Certain Information by
      Reference..................................  Incorporation of Certain Documents by
                                                   Reference
 13.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Disclosure of Commission Position on
                                                   Indemnification for Securities Act
                                                   Liabilities

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                            DATED FEBRUARY   , 1997

                            ------------------------

                          AMERICAN PHOENIX GROUP, INC.
                            ------------------------

     This Prospectus covers the offer and proposed sale of up to (i) 1,850,005 shares of Common Stock, $.001 par value (the "Common Stock"), of American Phoenix Group, Inc., formerly called Kushi Macrobiotics Corp. (the "Company") held by security holders who acquired them directly from the Company and in payment of services or in settlement of claims; (i) 6,149,018 Common Stock Purchase Warrants issued by the Company as a distribution to all of its stockholders and in payment of services or in settlement of claims (the "Warrants"); and (iii) 6,149,018 shares of Common Stock underlying the Warrants (the "Underlying Shares" and collectively with the Common Stock and the Warrants, the "Securities"). See "Selling Securityholders."

     The holders of the Securities are collectively referred to herein as the "Selling Securityholders."

     Each of the Selling Securityholders may be deemed to be an "underwriter" of the Company's securities offered hereby, as that term is defined under the Securities Act of 1933, as amended (the "Act"). Each of the Selling Securityholders intends to sell the Securities offered hereby from time to time for their own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. Each of the Selling Securityholders will bear all expenses with respect to the offering of the Securities by them except the costs associated with registering the Securities under the Act and preparing and printing this Prospectus.

     The net proceeds from the Securities to be sold by the Selling Securityholders will inure entirely to their benefit and not that of the Company.

     The Company's Common Stock and Warrants are traded on NASDAQ
(Symbols -- "APHX" and "APHXW" respectively). The closing price of the Company's Common Stock and Warrants on January 27, 1997 was $3.15625 and $.65625, respectively.

                            ------------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN. SEE "RISK FACTORS".

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     With respect to the proposed sale of the Securities by the Selling Securityholders (if any of such holders are deemed to be an "affiliate" of the Company), the Company is taking steps either to register the Securities or permit such sales (or resales) pursuant to exemption from registration under the laws only of New York. However, if purchasers of the Securities are not residents of the aforementioned state, the Company will not be able to permit them to effect transfers of the Securities sold by the Selling Securityholders, unless the purchaser resides in a state which permits such transactions as exempt from registration. Under such circumstances, the only alternatives may be to sell to a resident of the aforementioned state or to sell to an entity, such as a state registered broker-dealer, which may be exempt under applicable state laws. Potential purchasers of the Securities should consult with their broker and/or attorney to determine what actions should be taken to comply with the laws of their state with respect to any such Securities to be purchased by them. To the extent any state laws require, transactions may only be conducted through state registered broker-dealers.

     The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Mr. Daniel A. France, Chief Financial Officer, American Phoenix Group, Inc., 960 East Arques Avenue, Sunnyvale, California, 94086. The Company's telephone number is (408) 523-8000.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                             ADDITIONAL INFORMATION

     The Company has filed with the headquarters office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. This material can be found at http://www.sec.gov.

                                  THE COMPANY

     The Company was formed under the laws of the State of Delaware in May 1994 under the name Kushi Macrobiotics Corp., to develop, produce and/or market a full line of high quality natural foods based on Michio Kushi's Standard Macrobiotic Diet. In August 1995, the Company raised approximately $4.8 million in its initial public offering ("IPO") of common stock and warrants, which proceeds were used to fund activities undertaken during the Company's development phase. The sale and shipment of product began in the last quarter of fiscal 1995. In early 1996, management determined that revenues and profit margins were not adequate to sustain the business as a going concern. The Company's management then focused on finding a merger, joint venture or strategic alliance partner to protect stockholder equity. To conserve its working capital pending fulfillment of this objective, the Company reduced its staff and liquidated or otherwise resolved certain of its contractual obligations. In May 1996, the Company executed a definitive agreement to merge (the "Merger") with American Phoenix Group, Inc. a Nevada corporation ("American Phoenix"), which was subsequently amended in July 1996 (the "Merger Agreement"). The Merger was consummated on September 26, 1996, whereupon the Company changed its name to "American Phoenix Group, Inc."

     Upon effectiveness of the Merger, American Phoenix merged with and into the Company, the separate existence of American Phoenix ceased and the Company was the surviving corporation. As a consequence of the Merger, title to all of the property and assets of American Phoenix vested in the Company and the Company is subject to all of the liabilities of American Phoenix.

     Following the Merger, the Company's objective was to create shareholder value by acquiring, financing and developing technology-related companies.

     Upon consummation of the Merger, the Company had three subsidiaries: Marine Turbine Australian Pty., Ltd. ("MTA"), an Australian proprietary limited company; Masling Industries Pty. ("Masling"), an Australian proprietary limited company; and Tokan Holdings, Inc. ("Tokan"), a Delaware corporation through which American Phoenix has a minority interest in Barlile Corp., Ltd. ("Barlile"), an Australian entity engaged in a variety of agricultural ventures with a portfolio of notes and investments. MTA has developed a prototype modular power unit for use in high speed ocean pursuit craft. Masling is an aircraft component overhaul and engineering facility.

     On October 24, 1996, the Company entered into an agreement to acquire all of the capital stock of Tetherless Access Asia Ltd. ("TAAL"), a privately held Australian corporation, in exchange for shares of Common Stock and Preferred Stock to be issued to the shareholders of TAAL. On a fully diluted basis, the shareholders of TAAL would be the beneficial owners of 60% of the Company's Common Stock. As a condition to closing, the Company was required to sell its business assets and make the proceeds generated from such disposition available to fund the business of TAAL.

     The TAAL transaction was consummated on November 13, 1996. In connection with the consummation of the TAAL transaction, the Company's MTA/Masling subsidiary and its Barlile and note portfolio investments were sold for a total consideration of approximately $10.3 million payable incrementally and in full by February 28, 1997. Payments totalling $5 million were due on January 31, 1997. These funds have not been received to date, but the Company is confident the funds will be paid.

     TAAL is a wireless data communications service provider capitalizing on the exploding demand for alternatives to the high cost of wire line communications networks in developing economies. TAAL provides leading-edge technology and network services for wireless Transaction Control Protocol/Internet Protocol ("TCP/IP") data communications utilizing spread-spectrum packet radio technology to deliver a high-speed, scalable, secure networking solution. TAAL delivers virtual TCP/IP networking services, including high speed Internet access and providing solutions to customers in a range of industries including defense, education, finance, government, manufacturing and retail.

     The Company's corporate office is located at 930 East Arques Avenue, Sunnyvale, California 94086 at which its telephone number is (408) 523-8000.

     The Company's Common Stock and Warrants are traded on NASDAQ
(Symbols -- "APHX" and "APHXW" respectively). The closing price of the Company's Common Stock and Warrants on January 27, 1997 was $3.15625 and $.65625, respectively.

                                  RISK FACTORS

     The Securities being offered hereby represent a speculative investment and a high degree of risk. Therefore, prospective investors should thoroughly consider all of the risk factors discussed below and should understand that they could lose all or part of their investment. No person should consider investing who cannot afford to lose a substantial part or all of his investment or who is in any way dependent upon the funds that he is investing.

     NASDAQ LISTING. The Company's securities currently are listed and trade on the Nasdaq SmallCap Market. However, the rules of The Nasdaq Stock Market provide that any Nasdaq-listed company that experiences a change in control and a change in its business or financial structure must comply with the criteria for initial listing, which are greater than the requirements for continued listing. In connection with the TAAL Transaction, on November 13, 1996, the Company filed an Application for listing on the Nasdaq SmallCap Market, which is pending. As part of Nasdaq's review, the Company is continuing to submit additional information pertaining to the TAAL transaction and the earlier Kushi merger. The Company believes that it meets the initial listing requirements and is optimistic that its application will be approved. Nonetheless, there can be no assurance that the Company's listing application will be approved. If Nasdaq does not approve the Company's application at a hearing or on appeal, the Company's securities will be delisted. In that event, the Company's securities will trade on the OTC Bulletin Board.

     NECESSITY OF AN EFFECTIVE REGISTRATION STATEMENT: BLUE SKY REGISTRATION OR EXEMPTION. The Company will endeavor promptly to maintain a current effective registration statement under the Act covering the Securities. If the Company is unable to maintain a current registration statement for any reason, holders of the Securities may not be able to transfer them and even if there is a current registration statement covering the Securities it is possible that they or their intended transferee could reside in a state where such transactions would not be permitted under state securities laws.

     HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. As of September 30, 1996, TAAL had an accumulated deficit of $7,593,481 since the inception of its business by its predecessor company in 1990, and it has experienced continuing net losses and negative cash flows from operations. These losses have resulted from its research and development activities and the general and administrative expenses associated with these activities. The Company anticipates incurring substantial losses and negative cash flows from operations for at least the immediate future. The extent of losses and negative cash flows from operations and the time required to reach profitability, if ever, or that profitability, if achieved, can be sustained on an ongoing basis. Moreover, if profitability is achieved, the level of that profitability cannot accurately be predicted.

     RAPID TECHNOLOGICAL CHANGE. The industry in which the Company now operates is characterized by rapid technological change. As a result, other technologies may emerge that offer technological, price or other marketing advantages over technologies to which the Company presently or hereafter becomes committed. Characteristically of participants in industries experiencing rapid technological change, the Company is likely to use product components that are not of then current standard industry design and products and services supplied by only a small number of suppliers. Although these suppliers may be replaceable, the Company could face significant production delays if any components or services were to become unavailable. The
Company's ability to exploit emerging technologies will be subject to all of the foregoing risks as well as being dependent upon its ability to develop and market applications of emerging technologies.

     ADDITIONAL FUNDING WILL BE REQUIRED CAUSING DILUTION. Achievement of Management's objectives will be dependent upon its ability to access significant capital. Current Management believes that it can raise sufficient capital through private placements, registered public offerings or exercise of outstanding warrants. If, for any reason, sufficient capital is unavailable, the ability to develop and market existing businesses and to acquire new or additional businesses will be adversely affected. In any event, any success of the Company in raising additional funds in this manner will cause the current stockholders to be diluted on a percentage basis and possibly also on a net worth basis.

     INTERNATIONAL RISKS. The Company currently operates in Australia, Argentina, China, Philippines and South Africa and expects to conduct substantial business activities in underdeveloped countries. Foreign manufacturing and sales activities are subject to the risks of operating in an international environment. These risks include unstable political and economic environments, local labor laws and customs, local laws and taxes, the potential imposition of trade or foreign exchange restrictions, tariff increases and transportation delays. In addition, financial results are subject to fluctuations in foreign currency exchange rates within the countries where it operates. The risk of foreign exchange losses has been mitigated by the conduct of most of the Company's foreign business transactions in local currency. It is anticipated that this practice will be continued by the Company.

     COMPETITION. The industry in which the Company operates is intensely competitive. This competition is expected to increase with the pace of technological developments. Current and future competitors may have significantly greater financial, technical, manufacturing and marketing resources than the Company and its subsidiaries.

     DILUTIVE EFFECT OF WARRANT EXERCISE. The Company currently has 6,052,906 warrants outstanding in addition to the 6,149,018 Warrants offered hereby. Although in the opinion of management the infusion of capital resulting from exercise of the Warrants would benefit the Company by providing a source of funding for the acquisition and development expenses associated with its corporate objectives, any such exercise of Warrants would dilute the percentage ownership of the Company. Moreover, the issuance of substantial amounts of Common Stock upon the exercise of the Warrants could negatively impact the market price of such stock.

     INTENT TO INCREASE AUTHORIZED CAPITAL. The Company currently intends to increase its authorized capital of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock to 100,000,000 and 60,000,000 shares, respectively. If the Company successfully implements this change, Management will have the ability to issue a large amount of additional shares thereby diluting the holdings of the current stockholders or any investors in this Offering.

     COMMITMENT TO ISSUE LARGE AMOUNT OF SHARES. Pursuant to the terms of the agreement with TAAL, the Company is obligated to issue 48,000,000 shares of common stock to the former shareholders of TAAL over the next four years. The issuance of this number of shares will dilute the holdings of the current stockholders or any investor in this Offering, and may have a depressive effect on the market value of the Company's Common Stock.

     INCURRENCE OF LIABILITIES RELATING TO THE PRE-MERGER OPERATIONS OF THE COMPANY. From the date of its inception and thereafter, the Company has incurred debts and liabilities in the operation of its natural foods business. Pursuant to the Merger Agreement, in conjunction with the spin-off of its natural foods business (the "Spin-Off"), all of the liabilities of the Company, subject to specified exceptions, were transferred to Kushi Natural Foods, Inc. ("Kushi Foods"). Although this transfer of liabilities is valid and effective as between the Company and Kushi Foods, the Company will remain liable to third parties for all of claims and debts arising out of the pre-Spin-Off business of the Company. Moreover, notwithstanding the Spin-Off, the Company will remain liable on the two leaseholds entered into by the Company in connection with its natural foods business, although Kushi Foods will provide the Company with a contractual indemnification of such leasehold obligations.

     In the event that the assets of Kushi Foods are insufficient to satisfy any claim, obligation or liability arising out of the pre-Spin-Off operations of the Company, a creditor of Kushi Foods may seek satisfaction of any such claim, obligation or liability from the assets of the Company. Any such claims which may arise, to the extent that they are material and to the extent that the assets of Kushi Foods are insufficient to satisfy such claims, may adversely affect the financial condition of the Company.

     DEPENDENCE UPON MANAGEMENT. The Company will be dependent upon the international expertise of its new management team (which will be comprised of one pre-Merger director, one former APHX director and three TAAL nominees, including the Chief Executive Officer) and financial advisors to meet its strategic objectives. None of these persons necessarily have significant operational or marketing experience in public U.S. companies or in the industries in which the Company now operates.

     DILUTION. Certain stockholders of the Company acquired their interests in the Company at an average cost per share which is significantly less than that which purchasers of the Securities offered hereby will pay for their stockholdings. Consequently, the purchasers of the Securities offered hereby will bear a disproportionate share of the risk of any loss that may be incurred in the Company's operations and an investment in the Securities will result in an immediate substantial dilution of the offering price.

     NO CASH DIVIDENDS AND NONE ANTICIPATED. The Company has not paid any cash dividends and does not contemplate or anticipate paying any cash dividends in the foreseeable future.

     LIMITED MARKET FOR SECURITIES. The Company's securities currently trade on NASDAQ as a small cap issue, and trading volume generally is not at a high level. As a result, there is a limited market in the Company's securities, and there can be no assurance that a more active market may develop. Accordingly, any investments in the Company's securities may be highly illiquid. Further, no assurance can be given that the Company will meet the criteria applicable to it for maintaining a listing on NASDAQ as a small cap issue on an ongoing basis.

     POSSIBLE ISSUANCE OF PREFERRED STOCK AND POSSIBLE ADVERSE EFFECT ON RIGHTS OF HOLDERS OF COMMON STOCK. Regardless of how many shares of preferred stock the Company is authorized to issue (currently 10,000,000 and proposed to increase to 60,000,000), the Board of Directors has broad powers to fix the rights and terms of any preferred stock, including without limitation, superior liquidation and dividend rights, without requiring stockholder approval. The issuance of preferred stock could have an adverse effect on the rights of holders of the Company's Common Stock.

     TEMPORARY LOSS OF MARKET-MAKERS. Pursuant to Rule 10b-6, any of the Company's market-makers will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period of ten business days prior to any solicitation by it of the exercise of any of the Company's public warrants until the termination of such activity. Accordingly, such market-maker may be unable to provide a market for the Company's securities during certain periods and, as a result, holders of the Company's securities may find it more difficult to sell their holdings.

     REQUIRED DISCLOSURE CONCERNING TRADING OF PENNY STOCKS OR LOW-PRICED SECURITIES. The Securities and Exchange Commission ("SEC") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Effective July 15, 1992, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction of a disclosure schedule prepared by the SEC relating to the penny stock market. Commencing January 1, 1993, the broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. Finally, all NASDAQ securities would be exempt if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market.

                                USE OF PROCEEDS

     The net proceeds from the Securities to be sold by the Selling Securityholders will inure entirely to their benefit and not that of the Company.

                              PLAN OF DISTRIBUTION

     It is anticipated that the Selling Securityholders will exercise the Warrants and/or offer the Securities for sale at the prices prevailing in the over-the-counter market (or other principal market, if any, on which the Securities may then be traded) on the date of sale. Such holders also may sell the Securities privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriter of the Securities as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Securities, including but not limited to all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants are being borne by the Company, but all selling and other expenses incurred by the holders will be borne by the holders.

                            SELLING SECURITY HOLDERS

     This Prospectus covers the proposed offer and resale of up to 1,805,005 shares of the Company's Common Stock and up to 6,149,018 Warrants and their underlying shares of the Company's Common Stock. The shares of Common Stock were issued to the Securityholders in exchange for services rendered or in settlement of claims.

     The majority of the Warrants (5,242,343) are being distributed to all stockholders on the record date for such distribution on a one-to-four basis for each outstanding share of common stock (the "Dividend Warrants") and the balance (1,006,675) were issued in exchange for services rendered or in settlement of claims. The officers, directors and 1% owners of the Company who are offering Dividend Warrants and their percentage ownership is contained in the chart below listing the Selling Securityholders as are the holders of the balance of the Warrants. Except as indicated below, none of the shares of Common Stock offered hereby are held by officers or directors of the Company or, to the Company's knowledge, by any 1% holders of the Company's Common Stock. The Company will receive no proceeds from the Securities being offered hereby.

                                  COMMON STOCK

                                                                                          SHARES
                                                                SHARES      SHARES        OWNED
                            NAMES                                HELD       OFFERED     AFTER SALE
--------------------------------------------------------------  -------     -------     ----------
Consortium Development Funds Pty. Ltd. .......................  797,834     600,000       197,834
Harold Hanson.................................................   14,000      14,000           -0-
HBL Associates................................................   36,000      36,000           -0-
Romillo Pty. Ltd. ............................................  626,000     626,000           -0-
Wallace Seward................................................  100,000     100,000           -0-
J. Holt Smith.................................................   64,005      64,005           -0-
Thomas A. Thornburgh..........................................  150,000     150,000           -0-
The Whittaker Group...........................................   60,000      60,000           -0-
Arnold J. Wrobel..............................................  200,000     200,000           -0-

                                    WARRANTS

                                                                                           WARRANTS
                                                                WARRANTS     WARRANTS       OWNED
                            NAMES                                 HELD       OFFERED      AFTER SALE
--------------------------------------------------------------  --------     --------     ----------
Harold Hanson.................................................     3,500        3,500           -0-
Jay W. Hubbard(3).............................................     5,334        5,334           -0-
The Whittaker Group...........................................    15,000       15,000           -0-
Wallace Seward................................................    25,000       25,000           -0-
John Errecart.................................................    99,570       99,570           -0-
Consortium Development Funds Pty. Ltd. .......................   150,000      150,000           -0-
Romillo Pty. Ltd. ............................................   156,500      156,500           -0-
Arnold J. Wrobel..............................................   185,000       50,000       135,000
Daniel A. France(2)...........................................   224,633       66,262       158,371
Geoff Player..................................................   315,278      315,278           -0-
Consortium Investment Group, Pty. Ltd. .......................   400,000      400,000           -0-
Patrick N. DiCarlo(1).........................................   524,018      524,018           -0-
Rubywell Pty. Ltd. ...........................................   533,375      533,375           -0-

---------------

(1) Chairman and Chief Executive Officer

(2) Chief Financial Officer, Secretary and Director

(3) Director

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1996, filed pursuant to Section 13 of the Shares Exchange Act of 1934, as amended (the "Exchange Act").

          (2) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

          (3) The Company Registration Statement on Form S-4 declared effective September 3, 1996 (Registration No. 333-10755).

          (4) The Company's Current Reports on Form 8-K dated September 26, 1996 and filed on October 9, 1996; dated October 21, 1996 and filed November 4, 1996; dated November 13, 1996 and filed November 29, 1996 and amended on January 16, 1997.

          (b) In addition, all reports and other documents to be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, as well as all such reports filed after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

                                 LEGAL OPINIONS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Heller, Horowitz & Feit, P.C., 292 Madison Avenue, New York, New York 10017.

                      DISCLOSURE OF COMMISSION POSITION ON
                   INDEMNIFICATION FOR SHARES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

     The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Shares Act of 1933 may be permitted to directors, officers and controlling persons of the Small Business Issues pursuant to the foregoing provisions, or otherwise, the Small Business Issues has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        NO.
                                                                                        ----
THE COMPANY...........................................................................    4
RISK FACTORS..........................................................................    5
USE OF PROCEEDS.......................................................................   10
PLAN OF DISTRIBUTION..................................................................   10
SELLING SECURITY HOLDERS..............................................................   10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   12
LEGAL OPINIONS........................................................................   12
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SHARES ACT LIABILITIES.......   12

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.

    Securities and Exchange Commission Fee.....................................  $ 9,980
    NASDAQ Additional Listing Fee..............................................    7,500
    Accountants' Fees and Expenses.............................................    1,000
    Legal Fees and Expenses....................................................   13,000
    Blue Sky Fees and Expenses.................................................      250
    Miscellaneous..............................................................      770
                                                                                 -------
              Total............................................................  $32,500
                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

ITEM 16.  EXHIBITS

     Registrant hereby incorporates by reference the following documents files as part of its Registration Statement on Form SB-2 (File No. 33-92154-NY), declared effective August 11, 1995 (the "Registration Statement"):

          3.1 Restated Certificate of Incorporation

        3.2 By-Laws

          4.1 Specimen Common Stock Certificate

     Registrant hereby incorporates by reference the following documents that were filed with Amendment No. 1 to the Registration Statement:

          4.4 Specimen Warrant Certificate

          4.5 Form of Warrant Agreement

     The following exhibits are filed herewith:

          5 Opinion re: legality

          23(a) Consent of Hollander, Gilbert & Co.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 15, 1997.

                                          AMERICAN PHOENIX GROUP, INC.

                                          By: /s/  PATRICK N. DI CARLO

                                            ------------------------------------
                                            Name: Patrick N. Di Carlo
                                            Title: Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                        DATE
----------------------------------------  ---------------------------------    -----------------

        /s/ PATRICK N. DI CARLO           Chairman and Chief Executive         January 15, 1997
----------------------------------------  Officer
          Patrick N. Di Carlo

          /s/ DANIEL A. FRANCE            Director, Chief Financial Officer    January 13, 1997
----------------------------------------  and Secretary
            Daniel A. France

             /s/ JOHN DAVIS               Director                             January 16, 1997
----------------------------------------
               John Davis

                                          Director                             January   , 1997
----------------------------------------
             Jay W. Hubbard

                                 EXHIBIT INDEX

     Registrant hereby incorporates by reference the following documents files as part of its Registration Statement on Form SB-2 (File No. 33-92154-NY), declared effective August 11, 1995 (the "Registration Statement"):

          3.1 Restated Certificate of Incorporation

        3.2 By-Laws

          4.1 Specimen Common Stock Certificate

     Registrant hereby incorporates by reference the following documents that were filed with Amendment No. 1 to the Registration Statement:

          4.4 Specimen Warrant Certificate

          4.5 Form of Warrant Agreement

     The following exhibits are filed herewith:

          5 Opinion re: legality

          23(a) Consent of Hollander, Gilbert & Co.